                                                                  Exhibit 10.86b

                                                     February 7, 1996

Mr. John F. Moore
3329 Michigan Boulevard
Racine, Wisconsin  53402

Dear John:

         Reference is made to that certain letter dated February 6, 1996 executed by both you and myself ("the Letter Agreement"). By your countersignature of the enclosed duplicate original below, you will indicate your approval of the within amendment to the Letter Agreement. All capitalized terms used herein shall have the meanings ascribed to them in the Letter Agreement unless otherwise indicated.

         1. Change of Dates. In acknowledgment of the typographical errors made in the Letter Agreement, you hereby agree that the date of January 19, 1996, used in line 2 of the first page of the Letter Agreement, line 8 of paragraph 1 of the Letter Agreement, and line 3 of paragraph 5 of the Letter Agreement is hereby changed in each case to January 26, 1996. You also agree, that due to a further typographical error, the date of January 19, 1996 in the first line of paragraph 2 of the Letter Agreement is hereby changed to January 25, 1996.

         2. Other Terms. All other terms and conditions of the Letter Agreement not explicitly revised in this Amendment shall remain in full force and effect.

                                     Very truly yours,

                                     WESTERN PUBLISHING COMPANY, INC.

                                     /s/ Dale C. Gordon
                                     Dale C. Gordon
                                     Vice President and General Counsel

Agreed this 7th day of February, 1996.

By: /s/ John F. Moore
    John F. Moore